PRESS RELEASE

Contacts:
Sean Riley	Jeff Hardison
MathStar, Inc.	McClenahan Bruer
info@mathstar.com	jeff@mcbru.com
503.726.5500	503.546.1000

FOR IMMEDIATE RELEASE

MathStar, Inc. Selects Russell Corvese as Vice President of Worldwide Sales

HILLSBORO, Ore., September 26, 2007 - MathStar, Inc. (Nasdaq:MATH), a fabless semiconductor company specializing in high-performance programmable logic, today announced that Russell Corvese has joined the company as vice president of worldwide sales.

Corvese comes to MathStar from Fairchild Semiconductor where he was senior director of Americas field marketing. Prior to Fairchild, Corvese was with Actel, a leading programmable logic company, for ten years. At Actel, Corvese held a variety of sales management roles, most recently as director of sales, Japan and director of sales, North American distribution.

“MathStar is extremely pleased to have a sales executive of Russell’s experience and background join the MathStar team,” said Doug Pihl, CEO of MathStar. “Russell joins us at an exciting time - when MathStar is just beginning to ramp revenue based on existing design wins. Russell’s focus will be replicating this success in our target customer base. He has a proven track record of closing large design wins and driving them to revenue.”

Corvese officially joins the company on October 1, 2007.

About MathStar, Inc.

MathStar is a fabless semiconductor company offering best in class, high-performance programmable logic solutions. MathStar's field programmable object array (FPOA) can process arithmetic and logic operations at 1 gigahertz clock rates, which is up to four times faster than even the most advanced FPGA architectures in many applications. MathStar's Arrix family of FPOAs are high-performance programmable solutions that enable customers in the machine vision, high-performance video, medical imaging, security & surveillance and military markets to rapidly and cost effectively innovate and differentiate their products. FPOAs are available now and are supported by development tools, IP libraries, application notes and technical documentation. For more information, please visit www.mathstar.com.

Statements in this press release, other than historical information, may be "forward-looking" in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management's current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, those set forth in the section of MathStar's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007 under the heading "Risk Factors." MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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